EXHIBIT 99.1

NEWS RELEASE

Monday, August 14, 2006

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS ANNOUNCES SECOND QUARTER RESULTS AND CONFERENCE CALL

EL PASO, Texas, August 14, 2006 — Petro Stopping Centers, L.P. today announced its operating results for the second quarter ended June 30, 2006.

FINANCIAL HIGHLIGHTS

Net revenue for the second quarter 2006 of $568.4 million was $130.3 million, or 29.7%, higher than the same period in 2005. The increase in revenue was driven primarily by a 28.3% increase in the average retail selling price per fuel gallon, as well as increased fuel gallons sold, and improved non-fuel sales. Compared to the same period last year, EBITDA increased 46.7% to $20.6 million. Net income of $9.6 million was $5.7 million over the same period in 2005. No provision for federal income taxes is reflected in the Company’s consolidated financial statements because of its organization as a partnership.

ANALYST CONFERENCE CALL

Jim Cardwell, President and Chief Operating Officer, and Edward Escudero, Chief Financial Officer and Secretary, will host a conference call on Tuesday, August 15, 2006 at 11:00 a.m. eastern time to discuss earnings results. The phone number to access the conference call is 1-800-230-1766.

ABOUT PETRO

Petro Stopping Centers, L.P. is a leading owner and operator of large, multi-service truck stops. Since opening the first Petro Stopping Center in 1975, the nationwide network has grown to 64 facilities located in 31 states. Of these locations, 42 are company-operated facilities and 22 are franchised facilities. Petro Stopping Centers are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro offers a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style Iron Skillet® restaurants, Petro:Lube® truck service centers, and travel and convenience stores.

FORWARD-LOOKING STATEMENTS

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Company’s estimates. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Petro Stopping Centers, L.P. assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

NON-GAAP MEASURES

EBITDA is a non-GAAP measure that represents net income before interest expense, depreciation and amortization, write-down of land held for sale, equity in income (loss) of affiliates, less interest income. We regularly utilize EBITDA because we believe this measure is recognized as a supplemental measurement tool widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We also use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance relative to our performance in prior periods.

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as a measure under generally accepted accounting principles. EBITDA and the associated period-to-period trends should not be considered in isolation, and may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using all of these measures.

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FOR ADDITIONAL INFORMATION CONTACT

Mr. Edward Escudero

Chief Financial Officer and Secretary

(915) 779-4711

www.petrotruckstops.com

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended June 30,
	2005	2006
Net revenues:
Fuel (including motor fuel taxes)	$365,208	$487,671
Non-fuel	72,910	80,776

Total net revenues	438,118	568,447
Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	351,501	467,951
Non-fuel	29,781	32,913
Operating expenses	37,943	41,877
General and administrative	4,829	5,085
Depreciation and amortization	4,114	4,582
Loss on disposition of fixed assets	16	9

Total costs and expenses	428,184	552,417

Operating income	9,934	16,030
Write-down of land held for sale	—	(16)
Equity in income (loss) of affiliate	(15)	132
Interest income	31	110
Interest expense	(5,962)	(6,616)

Net income	$3,988	$9,640

RECONCILIATION OF NET INCOME TO EBITDA

(in thousands)

	Three Months Ended June 30,
	2005	2006
Net income	$3,988	$9,640
Add:
Interest expense	5,962	6,616
Depreciation and amortization	4,114	4,582
Write-down of land held for sale	—	16
Equity in loss of affiliate	15	—
Less:
Equity in income of affiliate	—	(132)
Interest income	(31)	(110)

EBITDA	$14,048	$20,612